CONSENT OF ANTHONY SANFORD

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled "Updated Feasibility Study and Reserve Estimation to Support 40,000 tpa Lithium Carbonate Production at Cauchari-Olaroz Salars, Jujuy Province, Argentina" with an effective date of September 30, 2020, and to (ii) the references to the undersigned's name under the caption "Interests of Experts" in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Lithium Americas Corp. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Anthony Sanford
Name: Anthony Sanford, Pr.Sci.Nat.
Date: February 8, 2023